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                                                                      Exhibit 10





Re:  Opinion of Counsel in Connection with
     The Travelers Series Trust, File No. 33-43628


To Whom it May Concern:


       In my opinion, the shares of The Travelers Series Trust ("Trust"), if issued and sold in accordance with the Trust's By-Laws, Declaration of Trust, and offering Propsectus, are legally issued, fully paid and non-assessable by the Trust, entitling the holders thereof to the rights set forth in the By-Laws and Declaration of Trust, and subject to the limitations stated therein.

       My opinion is based upon examination of the Trust's By-Laws (including any amendments thereto), Declaration of Trust, Prospectus, and a review of the minutes of the Board of Trustees of the Trust authorizing the issuance of such shares.

       I hereby consent to the use of this opinion in connection with the registration statement of The Travelers Series Trust and any amendments thereto.

                                            Very truly yours,



                                            Kathleen A. McGah
                                            Counsel and Assistant Secretary
                                            The Travelers Series Trust


Dated:  October 31, 1996